Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Reports First Quarter Financial Results

HAMILTON, Bermuda, May 2, 2012 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $4.1 million for the three months ended March 31, 2012, or $0.39 per diluted share, as compared to $7.9 million, or $0.73 per diluted share, for the same period of 2011. For the three months ended March 31, 2012, net operating earnings were $4.0 million or $0.38 per diluted share, compared to a net operating loss of $3.2 million or $(0.30) per diluted share for the same quarter of 2011.

Financial highlights for the quarter included:

•	Gross written premiums were $73.8 million compared to $74.3 million

•	Total revenues were $70.0 million compared to $73.8 million

•	Net earned premiums increased 13% to $61.4 million

•	The combined ratio was 101.1% compared to 116.5%

•	Book value was $31.73 per diluted share versus $30.80 at December 31, 2011

•	Annualized return on average equity (exclusive of realized and unrealized gains from investments) was 5.6%

[1]	Net operating earnings (loss) is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains (losses), net of applicable taxes.
[2]	All comparisons are with the same period last year unless stated otherwise.

First Quarter Results

E&S gross written premiums increased 7% to $38.6 million, ART gross written premiums declined 3% to $21.2 million and Assumed Reinsurance gross written premiums declined 15% to 14.0 million.

The decrease in total revenue to $70.0 million was driven by a decline in net realized gains to $0.1 million compared to $11.1 million in 2011. Partially offsetting the reduction in net realized gains were increases in net earned premiums to $61.4 million from $54.4 million and investment income of $7.8 million compared $7.4 million.

The combined ratio consists of a loss ratio of 60.7% and an expense ratio of 40.4%, compared to 77.7% and 38.8%, respectively, for the same quarter of 2011. The 2011 loss ratio includes property catastrophe losses of $5.8 million and casualty reserve strengthening of $4.6 million, which added 19 points in the aggregate to the 2011 loss ratio. The 2012 expense ratio increase was primarily due to lower acquisition costs in 2011 as a result of reduced profit commissions associated with the property catastrophe treaty.

Pursuant to the January 24, 2012, authorization by the Board of Directors, the company repurchased 5,000 shares at an average price of $18.34 per share.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “We achieved solid operating results in the quarter with a combined ratio in line with our projections. I am pleased with the growth we produced in the E&S business, advancing our strategy to build scale in our product platform. During the quarter, we saw momentum continue in the improving rate environment, supporting our ability to generate organic growth in existing products.”

Conference Call

A conference call to discuss first quarter 2012 results is scheduled for Thursday, May 3, 2012, at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.

This press release contains forward-looking statements. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including catastrophe and other losses. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including developments in loss trends and adequacy and changes in loss reserves and actuarial assumptions.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd., and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited) (in thousands)

	Three Months Ended March 31,
	2012	2011
INCOME STATEMENT DATA:
Revenues:
Direct earned premiums	$60,528	$57,656
Assumed earned premiums	13,865	11,283
Ceded earned premiums	(12,980)	(14,571)

Net earned premiums	61,413	54,368
Net investment income	7,811	7,437
Net realized gains	53	11,107
Fee income	668	865
Other income	12	11

Total revenues	69,957	73,788

Expenses:
Losses and loss adjustment expenses	37,281	42,260
Acquisition expenses	14,744	11,755
Other underwriting expenses	10,752	10,199
Interest expense	417	386
Corporate and other expenses	1,256	826

Total expenses	64,450	65,426

Earnings before income taxes	5,507	8,362
Income tax expense (benefit)	1,106	(32)

Net earnings	4,401	8,394
Less: Net earnings attributable to the non-controlling interest	345	493

Net earnings attributable to ASIH, Ltd.	$4,056	$7,901

Net earnings per share:
Basic	$0.40	$0.76

Diluted	$0.39	$0.73

Weighted average number of shares outstanding:
Basic	10,220,700	10,444,325

Diluted	10,533,732	10,788,117

Loss ratio	60.7%	77.7%
Expense ratio	40.4%	38.8%

Combined ratio	101.1%	116.5%

Net operating earnings:
Net earnings attributable to ASIH, Ltd.	$4,056	$7,901
Less: Realized investment gains, net of taxes	35	11,061

Net operating earnings (loss)	$4,021	$(3,160)

BALANCE SHEET DATA:	March 31, 2012	December 31, 2011
	(unaudited)
Total investments	$897,204	$883,099
Total assets	1,298,973	1,286,532
Unpaid losses and loss adjustment expenses	685,690	680,201
Total liabilities	956,554	951,852
Total shareholders’ equity	342,419	334,680
Book value per share-diluted	$31.73	$30.80

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited) (Dollars in thousands)

	Three Months Ended March 31, 2012
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$38,611	$21,178	$13,976	$—	$73,765
Net written premiums	30,733	16,143	13,976	—	60,852
Net earned premiums	31,150	16,344	13,919	—	61,413
Fee & other income	—	663	—	17	680
Losses & loss adjustment expenses	18,917	9,987	8,349	28	37,281
Acquisition & other underwriting expenses	14,190	6,485	4,343	478	25,496

Underwriting profit (loss)	(1,957)	535	1,227	(489)	(684)
Net investment income	4,625	1,429	1,621	136	7,811

Pre-tax operating income (loss)	2,668	1,964	2,848	(353)	7,127
Net realized gains					53
Interest and corporate expenses					1,673

Earnings before income taxes					5,507
Income tax expense					1,106

Net earnings					$4,401
Less: Net earnings attributable to the non-controlling interest					345

Net earnings attributable to ASIH, Ltd.					$4,056

Loss ratio	60.7%	61.1%	60.0%	NM	60.7%
Expense ratio	45.6%	35.6%	31.2%	NM	40.4%

Combined ratio	106.3%	96.7%	91.2%	NM	101.1%

	Three Months Ended March 31, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$35,995	$21,878	$16,472	$—	$74,345
Net written premiums	29,602	14,906	15,502	—	60,010
Net earned premiums	27,994	14,355	12,019	—	54,368
Fee & other income	5	860	—	11	876
Losses & loss adjustment expenses	17,753	9,014	15,494	(1)	42,260
Acquisition & other underwriting expenses	13,013	6,313	2,911	(283)	21,954

Underwriting profit (loss)	(2,767)	(112)	(6,386)	295	(8,970)
Net investment income	4,815	1,121	1,349	152	7,437

Pre-tax operating income (loss)	2,048	1,009	(5,037)	447	(1,533)
Net realized gains					11,107
Interest and corporate expenses					1,212

Earnings before income taxes					8,362
Income tax benefit					(32)

Net earnings					$8,394
Less: Net earnings attributable to the non-controlling interest					493

Net earnings attributable to ASIH, Ltd.					$7,901

Loss ratio	63.4%	62.8%	128.9%	NM	77.7%
Expense ratio	46.5%	38.0%	24.2%	NM	38.8%

Combined ratio	109.9%	100.8%	153.1%	NM	116.5%